NEZ PERCE COUNTY, IDAHO

AND

POTLATCH CORPORATION

AND

CERTAIN GUARANTORS

_______________________

LOAN AGREEMENT

_______________________

Dated as of August 1, 2016

Relating to

Pollution Control Refunding Revenue Bonds

(Potlatch Corporation Project)

Series 2016

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) dated as of August 1, 2016, between (i)  NEZ PERCE COUNTY, IDAHO (with its successors, the “Issuer”), and (ii)  POTLATCH CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware and a REIT (the “Company”) and (iii) POTLATCH FOREST HOLDINGS, INC, a corporation duly organized and existing under the laws of the State of Delaware, POTLATCH LAKE STATES TIMBERLANDS, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, POTLATCH LAND & LUMBER, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, POTLATCH MINNESOTA TIMBERLANDS, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, and POTLATCH TIMBERLANDS, LLC a limited liability company duly organized and existing under the laws of the State of Delaware (each of the entities described in clause (iii) above together with each Subsidiary added pursuant to Section 5.15 hereof being, a “Guarantor” and collectively the “Guarantors”);

RECITALS:

A.The Issuer is a political subdivision of, and is duly organized and existing under the Constitution and laws of the State of Idaho.  Pursuant to the Idaho Pollution Control Financing Act, Section 31-4501, et seq., Idaho Code, as amended (the “Act”), the Issuer is authorized and empowered to enter into agreements and to issue its revenue bonds to refund its outstanding revenue bonds issued to finance the costs of environmental pollution control facilities in order to promote the health and welfare of the people of Idaho.

B.At the request of the Company, the Issuer previously has undertaken the financing of the acquisition and related construction of certain pollution control and solid waste disposal facilities (the “Project”), by the issuance of the Issuer’s Pollution Control Revenue Bonds, Series 1979 (Potlatch Corporation Project), in the aggregate principal amount of $70,000,000 (the “1979 Bonds”).

C.In order to provide the refinancing of the Project through a refunding of the 1979 Bonds, the Issuer, issued its Pollution Control Revenue Bonds (Potlatch Corporation Project), Series 1996 in the aggregate principal amount of $65,735,000 (the “Prior Bonds”), all of which will be outstanding on August 17, 2016 (the “Prior Bonds Redemption Date”).

D.The Company has requested the Issuer to refund the Prior Bonds by issuing its Pollution Control Refunding Revenue Bonds (Potlatch Corporation Project), Series 2016, in the aggregate principal amount of $65,735,000 (the “Bonds”). The Bonds are being issued under an Indenture of Trust dated as of August 1, 2016, between the Issuer and U.S. Bank National Association (the “Trustee”).

E.The proceeds of the Bonds will be applied to redeem all of the Prior Bonds in accordance with a Trust Indenture dated as of October 1, 1996 (the “Prior Indenture”) between the Issuer and U.S. Bank National Association, as Successor Trustee (the “Prior Trustee”).

F.The Project constituted exempt facilities, and the Issuer and the Company intend that the Bonds will qualify for exemption so that interest thereon is not included in the gross income of the owners for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).

G.AS REQUIRED BY THE ACT, THE BONDS SHALL BE ISSUED PURSUANT TO AND IN FULL COMPLIANCE WITH THE ACT AND SHALL BE  LIMITED OBLIGATIONS OF NEZ PERCE COUNTY, IDAHO, AND THE PRINCIPAL OR REDEMPTION PRICE OF, AND INTEREST ON, THE BONDS SHALL BE PAYABLE SOLELY FROM THE REVENUES (AS DEFINED IN THIS INDENTURE).  NEITHER THE FULL FAITH AND CREDIT NOR THE TAXING POWER OF NEZ PERCE COUNTY OR OF THE STATE OF IDAHO OR OF ANY POLITICAL SUBDIVISION THEREOF IS PLEDGED FOR THE PAYMENT OF THE BONDS.

H.Each Guarantor has executed this Agreement in order to provide for the guarantee of the Guaranteed Obligations pursuant Article X hereof (each such guaranty being referred to as a “Guaranty”).

Now, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I
DEFINITIONS

Section 1.1Definition of Terms

.  Unless the context otherwise requires, the terms used in this Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.

Section 1.2Definitions

.  As used herein:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Capital Stock” means:

(1)in the case of a corporation, corporate stock;

(2)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

including any options or warrants convertible into (1)-(4) above, but excluding any debt securities convertible into such equity securities.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of August 12, 2014, among the Company, Potlatch Forest Holdings, Inc. and Potlatch Land & Lumber, LLC as Borrowers, the Subsidiaries party thereto as Guarantors, KeyBank National Association as Administrative Agent, Swing Line Lender and L/C Issuer, the Lenders party thereto, KeyBanc Capital Markets, Inc. and Merrill Lynch, Pierce Fenner & Smith Incorporated as Joint Lead Arrangers and Bookrunners, Bank of America, N.A., as Syndication Agent, and US Bank National Association, Northwest Farm Credit Services, PCA and Wells Fargo Bank, N.A., as Co-Documentation Agents, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time (such replacement, renewal, restructuring, repaying, refunding, refinancing or modification may be successive or non-successive), including by means of one or more other credit agreements, loan agreements, note agreements, promissory notes, indentures or other agreements or instruments evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, increase or refinance in whole or in part the Indebtedness and other obligations outstanding.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Bonds.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States.

“Guarantor” means any Subsidiary that provides a Guaranty in accordance with the provisions of this Agreement and its successors and assigns until the Guaranty of such Person has been released in accordance with the provisions of this Agreement.

“Guaranty” has the meaning given in the Recitals.

“Indebtedness” means with respect to any Person, without duplication,

(1)all Obligations of such Person for borrowed money;

(2)all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)all Capitalized Lease Obligations of such Person;

(4)all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business and indemnification obligations and obligations under agreements relating to the sale or acquisition of assets or equity);

(5)all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)all Obligations under currency agreements and interest swap agreements of such Person; and

(9)all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole.

“Net Worth” of any Person means, as of any date, the aggregate of capital, surplus and retained earnings (including any cumulative translation adjustment) of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 5.6 hereof.

“Opinion of Counsel” means an opinion from legal counsel reasonably satisfactory to the Trustee that meets the requirements of Section 5.6 hereof. Such counsel may be an employee of or counsel to the Company or any Subsidiary.

“Subsidiary” shall have the meaning given to it in Exhibit B of the Indenture.

“Uniform Fraudulent Transfer Act” means Idaho Code Ann. §§ 55-910, et seq.

“Voting Stock” shall have the meaning given to it in Exhibit B of the Indenture.

Section 1.3Number and Gender

.  The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa.  The use herein of a word of any gender shall include all genders.

Section 1.4Articles, Sections, Etc.

  Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.  The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE COMPANY

Section 2.1Representations, Covenants and Warranties of the Issuer

.  The Issuer makes the following representations as the basis for its undertakings herein contained:

(a)The Issuer is a duly organized and existing political subdivision of the State of Idaho.  No petition for referendum or other notice challenging the issuance of the Bonds was filed with the Clerk of the Issuer pursuant to Section 31-4505 of the Act.  Under the provisions of the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and to undertake the refunding of the Prior Bonds through the issuance of the Bonds.  By proper action, the Issuer has been duly authorized to execute, deliver and duly perform its obligations under this Agreement, the Indenture and the Bonds.  The execution and performance of this Agreement, the Indenture and the Bonds by the Issuer will not violate or conflict with any instrument by which the Issuer or its properties are bound.

(b)The Issuer has not pledged and will not pledge its interest in this Agreement for any purpose other than to secure the Bonds under the Indenture.

(c)The Issuer hereby confirms Resolutions 229, 233, 243 authorizing the 1979 Bonds and Resolutions 96-10-102 and 96-09-084 authorizing the Prior Bonds, and determines that the Project promotes the public purposes of the Act and the health and welfare of the citizens of Idaho by reducing, controlling and preventing environmental damage.  The Issuer has found and determined and hereby finds and determines that all requirements of the Act with respect to the issuance of the Bonds and the execution of this Agreement have been complied with and that refunding the Prior Bonds by issuing the Bonds and entering into this Agreement will be in furtherance of the purposes of the Act.

(d)A majority of the qualified electors of Nez Perce County voting in an election called and held for that purpose voted in favor of a proposition for issuance of bonds for the Project at an election duly called and conducted pursuant to the Act on November 7, 1978 and the Issuer hereby confirms Resolution 242 relating to the results thereof.

(e)No member, officer or other official of the Issuer has a 5% or greater interest in the Company or any financial interest in the transactions contemplated by this Agreement.

(f)It has taken all necessary action and has complied with all provisions of the Constitution of the State of Idaho and the Act required to make this Agreement, the Indenture and the Bonds the valid obligations of the Issuer which they purport to be; and, when executed and delivered by the parties hereto and thereto, each of this Agreement and the Indenture will constitute a valid and binding agreement of the Issuer enforceable in accordance with its terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied.

(g)When delivered to and paid for by the initial purchasers in accordance with the terms of the Indenture, the Bonds will constitute valid and binding special obligations of the Issuer enforceable in accordance with their terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied, and will be entitled to the benefits of the Indenture.

(h)The Issuer makes no other representations or warranties, either express or implied, of any nature or kind, including, without limitation, any representation or warranty that interest on the Bonds is or will continue to be exempt from federal or state income taxation.

Section 2.2Representations, Covenants and Warranties of the Company

.  The Company represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchaser thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a)The Company has full legal right, power and authority under the laws of the United States and the State of Idaho (i) to enter into this Agreement and the Tax Certificate (collectively, the “Company Loan Documents”), (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations hereunder and thereunder, and (iv) to consummate the transactions contemplated by the Company Loan Documents.

(b)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has, by proper corporate action, duly authorized the execution and delivery of the Company Loan Documents and the performance of its obligations thereunder.

(c)Each Company Loan Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies.  Upon the execution and delivery hereof and thereof, each of the Company Loan Documents will constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(d)The execution and delivery of the Company Loan Documents and the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a breach or result in a violation of, the certificate of incorporation or bylaws of the Company, will not violate any law, regulation, rule or ordinance or any material order, judgment or decree of any federal, state or local court and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Company under the terms of any material document, instrument or commitment to which the Company is a party or by which the Company or any of its property is bound.

(e)The Project consists of those facilities described in Exhibit A hereto.  The refunding of the Prior Bonds will enable the Company to reduce its long-term financing costs associated with the Prior Bonds and will thereby further the public purposes of the Act.

(f)Substantially all (90% or more) of the proceeds of the 1979 Bonds were used for the acquisition, construction, reconstruction, or improvement of land or property of a character subject to the allowance for depreciation constituting “solid waste disposal facilities” or “air and water pollution control facilities” for purposes of Section 103(b)(4)(E) or (F) of the Internal Revenue Code of 1954.

(g)To the best of the knowledge of the Company, no member of the Board of County Commissioners of the Issuer nor any member of his or her immediate family is an employee or holder of more than 5% of the common stock of the Company or otherwise has a personal financial interest in the sale of the Bonds, the Company or the Project.

(h)The Company has received and reviewed the Indenture and hereby consents to and approves the terms thereof and the execution thereof by the Issuer and the Trustee in connection with the Bonds.

(i)Neither the Company nor any of its businesses or properties, nor any relationship between the Company or any other person, nor any circumstances in connection with the execution, delivery and performance by the Company of the Company Loan Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company other than those already obtained or made.

(j)Other than as disclosed in the Company’s filings with the Securities and Exchange Commission, the Company has not been served with and, to the knowledge of the Company there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Company which (i) affects or seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the lending of the proceeds of the Bonds to the Company or the execution and delivery of the Company Loan Documents, (ii) affects or questions the validity or enforceability of the Company Loan Documents or (iii) questions the power or authority of the Company to carry out the transactions contemplated by, or to perform its obligations under the Company Loan Documents.

(k)Other than as disclosed in the Company’s filings with the Securities and Exchange Commission, the Company is not in default under any document, instrument or commitment to which the Company is a party or to which it or any of its property is subject, which default would or could reasonably be expected to have a Material Adverse Effect.

(l)All of the information provided and representations made by the Company in the Tax Certificate are true and correct as of the date thereof.

(m)No event has occurred and no condition exists which would constitute an Event of Default or Loan Default Event which, with the passing of time or with the giving of notice or both, would become such an Event of Default or Loan Default Event.

ARTICLE III
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1Agreement to Issue Bonds; Application of Bond Proceeds

.  The Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds.  The Issuer agrees that the proceeds of the Bonds will be deposited with the Prior Trustee and, together with a contribution by the Company of accrued interest on the Prior Bonds, will be applied to the payment of the redemption price of and accrued interest on the Prior Bonds on the Prior Bonds Redemption Date.  Any accrued interest on the Bonds will be deposited with the Trustee in the Bond Fund established under the Indenture for payment of interest first due on the Bonds. The Company agrees to provide all funds necessary for the purpose of effecting the refunding of the Prior Bonds to the extent such funds are not available from the proceeds of the Bonds, including the payment of the costs of refunding and all accrued interest on the Prior Bonds.  Without limiting the generality of the foregoing, such costs of refunding may include the initial or acceptance fees of the Trustee and other reasonable fees and expenses of the Trustee and the Prior Trustee and their counsel, expenses incurred in connection with the authorization, sale, issuance and delivery of the Bonds, and financial, legal and accounting fees attributable thereto.

Section 3.2Investment of Moneys in Funds

.  Any moneys in any fund or account held by the Trustee shall, at the specific written request of an Authorized Representative of the Company, be invested or reinvested by the Trustee as provided in the Indenture.  Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account.  The Company acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Company the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law.  As provided in Article V of the Indenture, the Trustee will invest moneys held by the Trustee as directed by the Company.

Section 3.3Covenant as to Payment; Faith and Credit of the Issuer Not Pledged

.  The Issuer covenants that it will promptly pay or cause to be paid the principal of, interest, premium, if any, and other charges, if any, on the Bonds at the place, on the dates and in the manner provided in the Indenture and in the Bonds, provided, however, that the Bonds do not now and shall never constitute a general obligation of the Issuer or a debt or pledge of the faith and credit of the Issuer, the State of Idaho or any subdivision thereof, and all covenants and undertakings by the Issuer hereunder and under the Indenture and the Bonds to make payments are special obligations of the Issuer payable solely from the revenues and funds pledged hereunder and under the Indenture.  The Issuer agrees that the Trustee may enforce all rights of the Issuer (except the Unassigned Issuer Rights) and all obligations of the Company hereunder, whether or not the Issuer is in default hereunder or under the Indenture.

ARTICLE IV
LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1Loan of Bond Proceeds; Issuance of Bonds

.  The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Company from the proceeds of the Bonds for the purpose of refinancing the Project.  Pursuant to said covenant and agreement, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture.

Section 4.2Loan Payments and Payment of Other Amounts

.

(a)On or before 10:00 a.m. (New York City time) on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture.  Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee.  The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.

Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund (other than the Letter of Credit Account) are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section.  Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Loan Payment hereunder.

The obligation of the Company to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made to the Trustee (i) by a Credit Provider pursuant to a Letter of Credit then in effect with respect to the Bonds or (ii) by a Guarantor pursuant to a Guaranty.

(b)The Company further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6 and 4.8 of the Indenture at the applicable Purchase Price thereof by 12:45 p.m. (New York City time) on the Purchase Date in federal or other immediately available funds; provided, however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds, or from a draw under a Letter of Credit pursuant to Section 4.7(d) of the Indenture or from payment by a Guarantor pursuant to a Guaranty.

(c)The Company further covenants that it will make any Change of Control Payment required to be made pursuant to Section 5.14 hereof by 2:00 p.m. (New York City time) on the Change of Control Payment Date (as defined in Section 5.14 hereof) in federal or other immediately available funds.

(d)The Company also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other Paying Agent as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due.  The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(e)The Company covenants and agrees to pay to or on behalf of the Issuer (i) the reasonable expenses of the Issuer ( including the reasonable fees and expenses of  its counsel) in connection with this Agreement, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds and the administration of the Bonds, and (ii) all other amounts that the Company agrees to pay under the terms of this Agreement.  Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable.  When the Issuer incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.1(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

(f)The Company also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent in accordance with the Remarketing Agreement.  Such payments shall be made directly to the Remarketing Agent.  The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.

(g)The Company agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Certificate and to pay the fees, charges and expenses of any rebate analyst engaged by the Company.

Section 4.3Unconditional Obligation

. The obligations of the Company to make the Loan Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Company shall pay all payments required to be made on account of this Agreement as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off.  Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State of Idaho or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.

Section 4.4Assignment of Issuer’s Rights

.  As security for the payment of the Bonds, the Issuer will assign without recourse to the Trustee the Issuer’s rights under this Agreement, including the right to receive Loan Payments hereunder (except the Unassigned Issuer Rights).  The Issuer hereby directs the Company to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture.  The Issuer hereby directs the Company to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture.  The Company hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Company and the Issuer or the Trustee.

Section 4.5Amounts Remaining in Funds

.  It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Issuer, the Trustee, the Tender Agent and any Paying Agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to any Credit Provider of any amounts owed to the Credit Provider under the Reimbursement Agreement with respect to a Letter of Credit, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture.  Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Issuer, the Company, or an affiliate of the Company or a Guarantor.

ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS

Section 5.1Qualification in Idaho

.  The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the State of Idaho.

Section 5.2The Company’s Maintenance of Its Existence

.

(a)The Company shall maintain its existence, and shall not consolidate with or merge into any other entity or convey or transfer all or substantially all of its properties and assets to any Person, unless:

(i)either the Company shall be the continuing entity, or the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer all or substantially all of the properties and assets of the Company shall be an entity organized and existing under the laws of the United States of America or any state thereof or the District of Columbia and qualified to do business in the State of Idaho and shall expressly and unconditionally assume, by an agreement supplemental hereto, executed and delivered to the Issuer and the Trustee, every payment obligation of the Company herein and the performance of every covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)immediately after giving effect to such transaction, no Loan Default Event, and no event which, after notice or lapse of time or both, would become a Loan Default Event (a “Default”), shall have occurred and be continuing and the Trustee and the Issuer shall have received an Officer’s Certificate  to such effect; and

(iii)the Trustee and the Issuer shall receive an Opinion of Counsel to the effect that  any such consolidation, merger, sale, or conveyance, and any such assumption, complies with the provisions of this Section 5.2; and

(iv)the Trustee and the Issuer shall receive an Approving  Opinion to the effect that such consolidation, merger, sale or conveyance and any such assumption, shall not adversely affect the exclusion of interest on any Bonds from the gross income of the owners thereof for federal income tax purposes; and

(v)the Company shall have given written notice to the Trustee and the Issuer at least 30 days prior to such merger or consolidation, sale or conveyance; and

(vi)the surviving entity immediately after such merger or consolidation, or such sale, or conveyance, would have a Net Worth at least equal to the Net Worth of the Company immediately prior to such merger, consolidation, sale or conveyance and the Trustee and the Issuer shall have received an Officer’s Certificate to such effect.

(b)Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in a transaction that is subject to, and that complies with, the provisions of Section 5.1(a) hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Agreement with the same effect as if such successor Person had been named as the Company herein. In the event of a succession in compliance with this Article V, the predecessor Person shall be relieved from every obligation and covenant under this Agreement upon the consummation of such succession.

(c)If a consolidation, merger or conveyance or transfer is made as permitted by this section, the provisions of this section shall continue in full force and effect and no further consolidation, merger or conveyance or transfer shall be made except in compliance with the provisions of this section.

(d)The provisions of this Section 5.2 will not apply to: (i) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction within the United States or (ii) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Subsidiaries.

Section 5.3Records and Financial Statements of Company

.  The Company covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles in the United States, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Company relating to the transactions contemplated by the Company Loan Documents.  Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances.

Section 5.4RESERVED

.

Section 5.5RESERVED

.

Section 5.6RESERVED

.

Section 5.7Tax Covenants

.  The Company covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be excludable from gross income of the owners thereof for federal income tax purposes and shall take no action that would result in such interest not being excludable from gross income for federal income tax purposes.  Without limiting the generality of the foregoing, the Company agrees to comply with the provisions of the Tax Certificate, which are hereby incorporated herein, and the Issuer’s Tax-Exempt Bond Post-Issuance Compliance Policy set forth on Exhibit B This covenant shall survive payment in full or defeasance of the Bonds.

Section 5.8Continuing Disclosure

.  The Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements set forth in the Continuing Disclosure Agreement.  Notwithstanding any other provision of this Agreement, failure of the Company to comply, or to cause compliance with, the requirements of the Continuing Disclosure Agreement shall not be considered a Loan Default Event.

Section 5.9Assignment by Company

.  The rights and obligations of the Company under this Agreement may be assigned by the Company to any Person in whole or in part, subject, however, to each of the following conditions:

(a)No assignment other than pursuant to Section 5.2 hereof shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Company shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements on its part herein provided to be performed and observed by it.

(b)Any assignment from the Company other than pursuant to Section 5.2 hereof shall retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned.

(c)Within thirty (30) calendar days after delivery thereof, the Company shall furnish or cause to be furnished to the Issuer, the Credit Provider, if any, and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.

(d)The Company shall furnish to the Issuer, the Credit Provider, if any, and the Trustee an Approving Opinion addressed to the Issuer and the Trustee.

Section 5.10Cooperation in Filings and Other Matters

.  The Issuer and the Company agree to cooperate, upon the request of either party, at the expense of the Company in the filing and renewal of UCC-1 Financing Statements, if any.

Section 5.11Letter of Credit

.

(a)Effective on any Business Day the Company may, at its option, provide for the delivery to the Trustee of a Letter of Credit or Alternate Letter of Credit (hereafter collectively referred to as a “Credit Instrument”) in respect of the Bonds or any series thereof by providing the notice set forth in Section 5.11(b).  With respect to an Alternate Letter of Credit, the Company shall cause to be delivered such Credit Instrument at least twenty (20) calendar days before the expiration date of the existing Letter of Credit, unless otherwise permitted by the Indenture.  A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a commercial bank, savings association or other financial institution, the terms of which shall be acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture; provided, that the expiration date of any Credit Instrument shall be a date not earlier than one year from its date of issuance, subject to earlier termination, including upon default or upon payment of the Bonds secured by such Credit Instrument in full or provision for such payment in accordance with Article X of the Indenture.  On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Company shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel addressed to the Trustee stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and other customary exceptions and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), (iii) written evidence from the Rating Agency that the Bonds secured by such Credit Instrument shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+”s or “-”s) and (iv) if no Rating Agency is then rating the Bonds, an opinion of Bond Counsel addressed to the Trustee or an opinion of counsel to the Credit Provider addressed to the Trustee to the effect that payments under such Credit Instrument will not constitute a voidable preference under Section 547 of the Bankruptcy Code as then in effect if a petition in bankruptcy is filed by or against the Company, a Guarantor or the Issuer or an affiliate or a subsidiary of any of them.

(b)The Company shall provide to the Trustee (with a copy to the Issuer) a written notice at least fifteen (15) calendar days prior to the effective date of any such Letter of Credit or Alternate Letter of Credit (and, with respect to an Alternate Letter of Credit, in no event later than thirty-five (35) calendar days prior to the expiration of the existing Letter of Credit) identifying such Letter of Credit or Alternate Letter of Credit to be delivered, and the rating which will apply to the Bonds secured by such Letter of Credit after the effective date.

Section 5.12Appointment of Remarketing Agent

.  The Company agrees to appoint a Remarketing Agent when and as necessary, pursuant to the provisions of Section 8.10 of the Indenture.

Section 5.13Compliance with Indenture

.  The Company recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the administration and investment of certain funds.  The Company has reviewed the Indenture and hereby assents to all provisions of the Indenture.  The Company shall take such action as may be reasonably necessary in order to enable the Issuer and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Company by the Indenture or this Agreement.

Section 5.14Change of Control

.  The provisions of this Section 5.14 shall be effective only with respect to Bonds in a Term Interest Rate Period that are not secured by a Letter of Credit, including the Initial Bonds or with respect to Bonds in an Index Rate Period as required by the Index Rate Agreement.  If a Change of Control occurs, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will make an offer to purchase all of the Bonds (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Bonds plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the Change of Control Payment Date (as defined below)).

Within 30 days following any Change of Control, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will direct the Trustee to mail a notice of such Change of Control Offer to each Holder stating:

(A)that a Change of Control Offer is being made and that all Bonds properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Bonds plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(B)the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(C)the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Bonds repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(A)accept for payment all Bonds or portions of Bonds (of $100,000 or larger integral multiples of $5,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(B)deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Bonds or portions of Bonds so tendered; and

(C)deliver or cause to be delivered to the Trustee for cancellation the Bonds so accepted together with a Certificate of the Company stating the aggregate principal amount of Bonds or portions of Bonds being purchased by the Company in accordance with the terms of this Section 5.14.

The Paying Agent will promptly mail to each Holder of Bonds tendered in accordance with the terms hereof and of the Indenture the Change of Control Payment for such Bonds, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each such new Bond will be in a principal amount of $100,000 or integral multiples of $5,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant Interest Payment Date to the Holder in whose name a Bond is registered at the close of business on such record date.

Prior to the Company making a Change of Control Payment, and as a condition to such payment, (1) the requisite holders of each other issue of indebtedness of the Company issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such indebtedness, and make payment to the holders of such indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of the indenture if the Company fails to comply with such covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with any securities laws or regulations in connection with the repurchase of Bonds pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture or this Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture or this Agreement by virtue of the conflict.

Section 5.15Limitation of Guarantees by Subsidiaries

.  If any Subsidiary, directly or indirectly, by way of the pledge of any intercompany note or otherwise, assumes, becomes a borrower under, guarantees or in any other manner become liable with respect to any Indebtedness of the Company under the Credit Agreement after the date hereof, the Company shall cause such Subsidiary to execute and deliver a supplement to this Agreement in the form of Exhibit D, providing a Guaranty of the Guaranteed Obligations by such Subsidiary pursuant to Article X hereof. Notwithstanding the preceding sentence, any such Guaranty by a Subsidiary shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or the Issuer, upon the occurrence of any of the events set forth in Section 10.05 hereof.

Section 5.16No Joint Venture

.  In no event is this Agreement intended to give rise to, nor shall it be construed as giving rise to, a joint venture between the Issuer and the Company, and all actions taken by the Company hereunder shall be only as a borrower and independent contractor and not as a partner or agent of the Issuer.

ARTICLE VI
RESERVED

ARTICLE VII
LOAN DEFAULT EVENTS AND REMEDIES

Section 7.1Loan Default Events

.  Any one of the following which occurs and continues shall constitute a Loan Default Event:

(a)Failure of the Company to make any Loan Payment required by Section 4.2(a) hereof when due; or

(b)Failure of the Company to make any Purchase Price Payment or any Change of Control Payment required by Section 4.2(b) or Section 4.2(c) hereof, respectively, when due; or

(c)except as permitted by this Agreement, any Guaranty of any Guarantor, shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms for a period of 30 days;

(d)Failure of the Company or any Guarantor to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement (other than as provided in clause (a), (b) or (c) above), which continues for a period of thirty (30) calendar days after written notice by the Issuer or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, and if at the end of the thirty (30) calendar day period the Company is endeavoring in good faith and proceeding diligently to correct the default, such thirty (30) calendar day period shall be extended until the default is corrected; or

(e)(i) the Company or any Subsidiary, pursuant to or within the meaning of any Bankruptcy Law

(A)commences a voluntary case,

(B)consents to the entry of an order for relief against it in an involuntary case,

(C)consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)makes a general assignment for the benefit of its creditors, or

(E)generally is not paying its debts as they become due; or

(ii)a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)is for relief against the Company or any Subsidiary in an involuntary case;

(B)appoints a custodian of the Company or any Subsidiary or for all or substantially all of the property of the Company or any of its Subsidiaries; or

(C)orders the liquidation of the Company or any Subsidiary and the order or decree remains unstayed and in effect for sixty (60) consecutive days.

(f)An “Event of Default” (as respectively defined therein) under the Indenture occurs and is continuing.

(g)So long as any of the Bonds are in a Term Interest Rate Period and no Letter of Credit is in effect, a default or defaults under any bonds, debentures, notes or other evidences of Indebtedness (other than the Company Loan Documents or the Guarantees) by the Company or any Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $12.5 million, whether such Indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Indebtedness prior to its express maturity or shall constitute a failure to pay at least $12.5 million of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto.

Section 7.2Remedies on Default

.  Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing.

(a)The Trustee, by written notice to the Issuer, the Company and the Credit Provider, if any, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture.  Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.

(b)The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Company.

(c)The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement.

(d)If applicable, the Trustee shall immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.

In case the Trustee, the Credit Provider, if any, or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, the Credit Provider, if any, or the Issuer, then, and in every such case, the Company, the Trustee, the Credit Provider, if any, and the Issuer shall be restored respectively to their several positions and rights under this Agreement, and all rights, remedies and powers of the Company, the Trustee, the Credit Provider, if any, and the Issuer shall continue as though no such action had been taken.

The Company covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.

In the case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture.  Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Issuer any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the Bankruptcy Code or equivalent law.

Section 7.3Agreement to Pay Attorneys’ Fees and Expenses

.  In the event the Company should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay promptly to the Issuer and the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Issuer and the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.

Section 7.4No Remedy Exclusive

.  No remedy herein conferred upon or reserved to the Issuer, the Credit Provider, if any, or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law.  Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer.  Notwithstanding any other provision hereunder, the Trustee may proceed first against either a Guarantor or the Company in accordance with the terms of a Guaranty and/or this Agreement, respectively, as the Trustee may deem appropriate.

Section 7.5No Additional Waiver Implied by One Waiver

.  In the event any agreement or covenant contained in this Agreement should be breached by the Company and thereafter waived by the Issuer, the Credit Provider, if any, or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII
PREPAYMENT

Section 8.1Redemption of Bonds with Prepayment Moneys

.  By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.4 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII.  The Indenture provides that the Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor.  The Issuer shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.

Section 8.2Options to Prepay Installments

.  The Company shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(b) of the Indenture if the conditions under said Section 4.1(b) are met and at the times and at the prices set forth in Sections 4.1(c) or 4.1(d) of the Indenture, as the case may be.

Section 8.3Mandatory Prepayment

.  If a mandatory redemption of the Bonds is required by Section 4.1(a) of the Indenture, the Company shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.

Section 8.4Amount of Prepayment

.  In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses (including without limitation reasonable legal fees and expenses) of the Issuer, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement.  In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

Section 8.5Notice of Prepayment

.  To exercise an option granted in or to perform an obligation required by this Article VIII, the Company shall give written notice at least fifteen (15) calendar days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Issuer, the Credit Provider, if any, and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made.  If the Company fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding.  The Issuer and the Trustee, at the written request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture.  The Issuer hereby appoints the Company to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE IX
CERTAIN MATTERS RELATING TO ISSUER

Section 9.1Non-liability of Issuer

.  The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on, or Purchase Price of, the Bonds, except from Revenues.  The Company hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Company pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Letter of Credit or a Guaranty and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal and Purchase Price of and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Issuer, the Credit Provider, if any, or any third party.  Nothing contained in this Agreement or the Indenture is intended to impose any pecuniary liability on the Issuer nor shall it in any way obligate the Issuer to pay any debt or meet any financial obligations to any person at any time in relation to the Project except from moneys received under the provisions of this Agreement or the Indenture or from the exercise of the Issuer’s rights hereunder or under the Indenture, other than moneys received for its own purposes.

No covenant or agreement contained in the Bonds or in this Agreement shall be deemed to be the covenant or agreement of any member, officer, agent (including, but not limited to its legal counsel), or employee of the Issuer in his individual capacity.  No recourse shall be had for the payment of the principal of, the interest on, or the premium (if any) payable upon the redemption of, any Bonds or for any claim based thereon or on this Agreement against the Issuer or any member, officer, agent or employee, past, present or future, of the Issuer or of any successor corporation, as such, either directly or through the Issuer or any such successor corporation whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise, all such liability of the Issuer and such members, officers, agents or employees being released as a condition of and as consideration for the execution of this Agreement and the issuance of the Bonds.

It is expressly agreed and understood that the obligations of the Issuer hereunder, and under the Bonds and elsewhere, are solely corporate obligations of the Issuer to the extent specifically limited in the Act and as further limited by this Section and that no personal liability whatsoever shall attach to or shall be incurred by the Issuer or its members, officers, employees or agents, past, present or future, of the Issuer or of any successor of the Issuer, or any of them, because of such indebtedness or by reason of any obligation, covenant or agreement contained herein, in the Indenture, in the Bonds or implied therefrom.

Section 9.2Expenses

.  The Company covenants and agrees to indemnify the Issuer and the Trustee against, and to reimburse them promptly for, all reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Bonds or the Indenture.

Section 9.3Indemnification

.  The Company releases the Issuer, the Trustee, the Tender Agent and the Paying Agent and their members, officers, directors, employees and agents from, and covenants and agrees that neither the Issuer, the Trustee, the Tender Agent nor the Paying Agent or their members, officers, directors, employees and agents shall be liable for, and covenants and agrees, regardless of any agreement to maintain insurance, to the extent permitted by law, to indemnify and hold harmless the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, members, directors, employees and agents from and against, any and all losses, claims, damages, liabilities or expenses, of every conceivable kind, character and nature whatsoever arising out of, resulting from or in any way connected with: (1) the Project, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about, or from the planning, design, acquisition, installation, construction or equipping of the Project or any part thereof; (2) any accident, injury or damage to any person occurring in or about or as a result of the Project; (3) any breach by the Company of its obligations under this Agreement; (4) any act or omission of the Company or any of its agents, contractors, servants, employees or licensees; (5) the offering, issuance, sale or resale of the Bonds or any certifications, covenants or representations made by the Company in connection therewith and the carrying out of any of the transactions contemplated by the Bonds and this Agreement; (6) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture or this Agreement; or (7) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Issuer or any underwriter or placement agent in connection with the sale of the Bonds, provided that the Company shall have no liability under this clause (7) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission pertaining only to the Issuer made in any official statement or offering circular with respect to the Bonds under the headings “The Issuer” or “Litigation-The Issuer”; provided further that the foregoing release and indemnity in this Section shall not be required for damages that are determined to have been caused by the gross negligence or willful misconduct on the part of the party seeking such release or indemnity.  The indemnity required by this Section shall be only to the extent that any loss sustained by the Issuer or the Trustee exceeds the net proceeds the Issuer or the Trustee receives from any insurance carried with respect to the loss sustained.  The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Issuer, the Trustee, the Tender Agent and the Paying Agent and their officers, employees and agents for any and all costs, reasonable attorneys’ fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Issuer, the Company, a Holder, or any other person), damages, liabilities, expenses or actions, except, with respect to the Trustee, to the extent that the same are determined to have been caused by the gross negligence or willful misconduct of the party claiming such payment or reimbursement or relate to provisions of this indemnity that by their terms the Company shall have no liability therefor.  In case any action or proceeding is brought against the Issuer by reason of any such claim, the Company will defend the same at its expense upon notice from the Issuer, and the Issuer will cooperate with the Company, at the expense of the Company, in connection therewith.  The provisions of this Section shall survive the discharge of the Indenture, the retirement of the Bonds and the resignation or removal of the Trustee.

Section 9.4Rights and Duties of Issuer

.

(a)Remedies of the Issuer.  Notwithstanding any contrary provision in this Agreement or the Indenture, the Issuer shall have the right to take any action not prohibited by law or make any decision not prohibited by law with respect to proceedings for indemnity against the liability of the Issuer and its members, officers, employees and agents and for collection or reimbursement of moneys due to it under this Agreement or the Indenture for its own account.  The Issuer may enforce its rights under this Agreement and the Indenture which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or therein or for the enforcement of any other legal or equitable remedy, and may recover damages caused by any breach by the Company of its obligations to the Issuer under this Agreement or the Indenture, including court costs, reasonable attorney’s fees and other costs and expenses incurred in enforcing such obligations.

(b)Limitations on Actions.  Without limiting the generality of Subsection 9.4(c), the Issuer shall not be required to monitor the financial condition of the Company and shall not have any responsibility or other obligation with respect to reports, notices, certificates or other documents filed with it hereunder or under the Indenture.

(c)Responsibility.  The Issuer and its members, officers, employees and agents shall be entitled to the advice of counsel (who may be counsel for any party) and shall not be liable for any action taken or omitted to be taken in good faith in reliance on such advice.  They may rely conclusively on any communication or other document furnished to it under this Agreement or the Indenture and reasonably believed by it to be genuine.  No such person shall be liable for any action (i) taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or (ii) in good faith omitted to be taken by it because reasonably believed to be beyond the discretion or powers conferred upon it, (iii) taken by it pursuant to any direction or instruction by which it is governed under this Agreement or the Indenture or (iv) omitted to be taken by it by reason of the lack of direction or instruction required for such action, nor shall it be responsible for the consequences of any error of judgment reasonably made by it.  The Issuer shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person except its own members, officers and employees.  When any consent or other action by the Issuer is called for by this Agreement or the Indenture, the Issuer may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof.  It shall not be required to take any remedial action (other than the giving of notice) unless reasonable indemnity is provided for any expense or liability to be incurred thereby.  It shall be entitled to reimbursement for expenses reasonably incurred or advances reasonably made, with interest at the “prime rate” of the Trustee, as announced from time to time (or, if none, the nearest equivalent), in the exercise of its rights or the performance of its obligations hereunder or under the Indenture, to the extent that it acts without previously obtaining indemnity.  No permissive right or power to act shall be construed as a requirement to act; and no delay in the exercise of any such right or power shall affect the subsequent exercise of that right or power.  The Issuer shall not be required to take notice of any breach or default by the Company under this Agreement except when given notice thereof by the Trustee.  No recourse shall be had by the Company, the Trustee or any Bondholder for any claim based on this Agreement, the Indenture, the Bonds or any agreement securing the same against any director, officer, agent or employee of the Issuer alleging personal liability on the part of such person unless such claim is based upon the willful dishonesty of or intentional violation of law by such person.  No covenant, stipulation, obligation or agreement of the Issuer contained in this Agreement or the Indenture shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future director, officer, employee or agent of the Issuer in his or her individual capacity, and no person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

Without limiting the generality of the foregoing, the Company acknowledges that in the event of an examination, inquiry or related action by the Internal Revenue Service with respect to the Bonds or the exclusion of interest thereon from the gross income of the holders thereof for federal income tax purposes, the Issuer may be treated as the responsible party, and the Company agrees to respond promptly and thoroughly to the satisfaction of the Issuer to such examination, inquiry or related action on behalf of and at the direction of the Issuer.  The Company further agrees to pay all costs of counsel selected by the Issuer to represent the Issuer in connection with such examination, inquiry or related action.  The Company shall indemnify and hold harmless the Issuer against any and all costs, losses, claims, penalties, damages or liability of or resulting from such examination, inquiry or related action by the Internal Revenue Service, including any settlement thereof by the Issuer.

Section 9.5No Pledge of Taxing Power; Limitation of Liability

.  This Agreement does not pledge the general credit or the taxing power of the Issuer, the State of Idaho or any subdivision thereof.  Notwithstanding anything to the contrary herein contained, the Issuer’s liability under this Agreement, the Indenture and the Bonds shall be enforceable only out of the receipts and revenues covered by this Agreement and the Indenture, and any other property mortgaged, pledged or assigned as security for the debt secured hereby, and the lien of any judgment against the Issuer shall be limited thereto.  No recourse shall be had for any claim based on this Agreement or the Bonds, including but not limited to the payment of the principal of, premium (if any) or interest on the Bonds, against the Issuer or any member, officer, agent or employee past, present or future, of the Issuer or any successor body, as such, either directly or indirectly through the Issuer of any such successor body, under this Agreement or any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise.  It is understood and agreed that the Issuer is not liable for the debt or any portion of the debt evidenced by the Bonds or interest thereon, neither is the Issuer nor are the members of the Issuer, the agents, attorneys or employees of the Issuer, or their respective heirs, personal representatives or successors generally or personally liable in connection with any matter, cause or thing pertaining to the bonds or the issuance thereof, this Agreement or any instruments and documents executed and delivered by the Issuer in connection with the Project.

Section 9.6Covenant Not to Sue

.  The form of Bond provides that the owners of the Bonds agree not to sue the Issuer or any of its board members, officers, agents (including its legal counsel) or employees, past, present or future except as provided herein and in the Indenture as a condition of, and in consideration for, the issuance of the Bonds; accordingly, the Company shall not be permitted to sue the Issuer, on behalf of the owners of the Bonds.  The Company covenants and agrees that absent willful misconduct on the part of the Issuer or any of its members, officers, agents or employees, past, present or future, the Company shall neither sue the Issuer, or any of its members, officers, agents, or employees, past, present or future, for any costs, damages, expenses, suits, judgments, liabilities, claims, losses, demands, actions or non-actions based upon this financing or sustained in connection with or as a result of this financing.  Notwithstanding any other provision of this Agreement, the Company shall be entitled to: (i) bring an action of specific performance against the Issuer to compel any action required to be taken by the Issuer hereunder or an action to enjoin the Issuer from performing any action prohibited by this Agreement, but no such action shall in any way impose pecuniary liability against the Issuer or any of its members, officers, agents or employees, past, present and future; and (ii) join the Issuer in any litigation if such joinder is necessary to pursue any of the Company’s rights, provided that prior to such joinder, the Company shall post such security as the Issuer may require to further protect the Issuer from loss.

ARTICLE X
GUARANTEE

Section 10.1Guarantee.

(a)Subject to this Article X, each Guarantor, if any, hereby, jointly and severally, unconditionally guarantees to the Issuer and the Trustee (and its successors and assigns) for the benefit of the owners and beneficial owners of the Bonds, irrespective of the validity and enforceability of this Agreement or the obligations of the Company hereunder the full and prompt payment of all amounts due from the Company under this Agreement in respect of (without duplication of amounts) (a) the principal of and redemption premium, if any, on the Bonds when and as the same shall become due (whether at maturity, by acceleration, call for redemption or otherwise); (b) the interest on the Bonds when and as the same shall become due; (c) the purchase price of Bonds tendered or deemed tendered for purchase pursuant to Sections 2.4 or 4.6  of the Indenture; including, without limitation, all amounts due or to become due from the Company under Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(g) of this Agreement.  In addition, the Guarantor hereby unconditionally guarantees to the Trustee (a) for the benefit of the Trustee, the full and prompt payment of all amounts due or to become due from the Company under Sections 4.2(d), 7.3, 9.2 and 9.3 of this Agreement and (b) for the benefit of the Issuer, the full and prompt payment of all amounts due or to become due from the Company under Sections 4.2(e), 7.3, 9.2 and 9.3 of this Agreement. Such guaranteed amounts are hereinafter collectively referred to as the “Guaranteed Obligations.” Upon the occurrence of a Loan Default Event, each Guarantor will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)Each Guarantor hereby agrees that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of this Agreement, the absence of any action to enforce the same, any waiver or consent by the Issuer or the Trustee with respect to any provisions hereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guaranty will not be discharged except by complete performance of the obligations contained in this Agreement.

(c)If any Holder of a Bond, the Issuer or the Trustee is required by any court or otherwise to return to the Company, a Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or such Guarantor, any amount paid by either to the Issuer, the Trustee or such Holder, this Guaranty, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)Each Guarantor agrees that its right of subrogation in relation to the Holders in respect of any Guaranteed Obligation is hereby subordinated until payment in full of all Guaranteed Obligations hereby and each Guarantor shall take no action with respect to its right of subrogation until such payment in full of all such Guaranteed Obligations. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Issuer, the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VII  hereof for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VII hereof, such obligations (whether or not due and payable) will forthwith become due and payable by such Guarantor for the purpose of this Guaranty.

Section 10.2Limitation on Guarantor Liability

.  Each Guarantor, and the Issuer and the Trustee, hereby confirms that it is the intention of all such parties that the Guaranty of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Trustee, the Issuer and each Guarantor hereby irrevocably agree that the obligations of each Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each Guarantor that are relevant under such laws, result in the obligations of each Guarantor under its Guaranty not constituting a fraudulent transfer or conveyance.

Section 10.3Execution and Delivery of Guarantee

.  To evidence its Guaranty set forth in Section 10.1 hereof, each Guarantor hereby agrees that this Agreement will be executed on behalf of such Guarantor by one of its authorized officers and each Subsidiary that is required to become a Guarantor pursuant to Section 5.15 hereof shall execute a supplemental loan agreement in the form set forth in Exhibit D by one of its authorized officers.

Section 10.4Guarantor May Consolidate, Etc., on Certain Terms.

(a)Except as otherwise provided in Section 10.5 hereof, no Guarantor shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person that is (either before or after giving effect to such transaction) an Affiliate of the Company, unless that Affiliate unconditionally assumes all of the obligations of such Guarantor under this Agreement and its Guaranty pursuant to a supplemental loan agreement in the form set forth in Exhibit D and otherwise reasonably satisfactory to the Trustee, provided, however, such assumption shall not be required if:

(i)such Person is a Guarantor at the time of the transaction; or

(ii)such sale or other disposition is an arm’s length transaction between such Guarantor, the Company or an Affiliate of the Company and such Guarantor receives consideration equal to the fair market value of the assets transferred.

(b)Except as otherwise provided in Section 10.5 hereof, no Guarantor shall sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, any Person that is not an Affiliate of the Company (whether or not such Guarantor is the surviving Person) other than the Company unless immediately after giving effect to such transaction, no Default or Loan Default Event exists.

(c)In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Affiliate, by supplemental loan agreement in the form set forth in Exhibit D, executed and delivered to the Trustee, of the Guaranty, such successor Affiliate will succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued will in all respects have the same legal rank and benefit under this Agreement as the Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Guarantees had been issued at the date of the execution hereof

(d)Except as set forth in Articles IV and V hereof, nothing contained in this Agreement will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 10.5Releases

.  Notwithstanding the foregoing, any Guaranty by a Subsidiary shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee, the Issuer or any Holder of Bonds, upon:

(a)any sale, exchange or transfer to any Person (other than a Subsidiary of the Company) of any of the Capital Stock of such Subsidiary Guarantor;

(b)in the event all or substantially all the assets or Capital Stock of a Subsidiary Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person in compliance with the terms of this Agreement;

(c)the release or discharge of the Guaranty by such Subsidiary Guarantor of Indebtedness of the Company under the Credit Agreement or such Guarantor ceases to be a borrower under the Credit Agreement;

(d)in the event of liquidation or dissolution of such Subsidiary or Guarantor; or

(e)if the Bonds are defeased or discharged in accordance with the terms of the Indenture.

Section 10.6Representations of Guarantors

.  Each Guarantor represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchaser thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a)Such Guarantor has full legal right, power and authority under the laws of the United States and the State of Idaho (i) to provide its Guaranty in accordance with Article X hereof, and (ii) to perform its obligations hereunder.

(b)Such Guarantor is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Such Guarantor has, by proper corporate action, duly authorized the execution and delivery of this Agreement and the performance of its obligations under this Article X.

(c)This Agreement has been duly executed and delivered by the Guarantor and the Guaranty provided in accordance with this Article X hereof constitutes a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies.  Upon the execution and delivery hereof, such Guaranty will constitute a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(d)The execution and delivery of this Agreement and the performance by such Guarantor of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with, or constitute a breach or result in a violation of, the certificate of incorporation or bylaws of such Guarantor, will not violate any law, regulation, rule or ordinance or any material order, judgment or decree of any federal, state or local court and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of such Guarantor  under the terms of any material document, instrument or commitment to which such Guarantor is a party or by which the Guarantor or any of its property is bound.

ARTICLE XI
MISCELLANEOUS

Section 11.1Notices

.  All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Company, a Guarantor or the Trustee, as the case may be, as follows:

To the Issuer:

Nez Perce County

Brammer Building

1225 Idaho Street

Lewiston, Idaho 83501

ATTN: Board of County Commissioners

Telephone:  (208) 799-3090

with a copy to

County Attorney

Nance Ceccarelli, Esquire

Brammer Building

1225 Idaho Street

Lewiston, Idaho 83501

Telephone:  (208) 799-3090

Facsimile:

To the Company:	Potlatch Corporation W. 601 First Avenue Suite 1600 Spokane, WA 99201 Attention: Jerald W. Richards Vice-President and Chief Financial Officer Telephone: (509) 835-1516 Facsimile: (509) 835-1560
With a copy to: Potlatch Corporation W. 601 First Avenue Suite 1600 Spokane, WA 99201 Attention: General Counsel Telephone: (509) 835-1523 Facsimile: (509) 343-2809

To the Trustee:	U.S. Bank National Association 1420 Fifth Avenue, 7th Floor Seattle, Washington 98101 Attention: Corporate Trust Services Telephone: (206) 344-4681 Facsimile: (206) 344-4630
To any Guarantor	At the Addresses on Exhibit C
To the Rating Agency: (if then rating the Bonds)

Standard and Poor’s Rating Services

55 Water Street, 38th Floor

New York, NY 10041

Attention:  Structured Finance Group

Telephone:  (212) 438-1263

Facsimile:  (212) 438-2154

Moody’s Investors Service, Inc.

7 World Trade Center

250 Greenwich Street

New York, NY  10007

Telephone:  (212) 553-4136

Fitch, Inc.

One State Street Plaza

New York, NY 10004

Telephone: (212) 908-0351

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Company to the other shall also be given to the Trustee, each Guarantor and any Credit Provider, if applicable.  Notices to the Trustee are effective only when actually received by the Trustee.  The Issuer, the Company, any Guarantor the Trustee and any Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 11.2Severability

.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 11.3Execution of Counterparts

.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 11.4Amendments, Changes and Modifications

.  Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Company and with the written consent of the Credit Provider, if applicable, and of the Trustee, if required, in accordance with Section 9.5 of the Indenture.

Section 11.5Governing Law

.  This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State of Idaho.

Section 11.6Authorized Representative

.  Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Company by its Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 11.7Term of the Agreement

.  This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.

Section 11.8Binding Effect

.  This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.9 hereof.

Section 11.9Complete Agreement

.  The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto.  The Trustee shall be deemed to be a third party beneficiary of this Agreement.

Section 11.10Business Days

.  If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.

Section 11.11Waiver of Personal Liability

.  No member, officer, agent or employee of the Issuer or any director, officer, agent or employee of the Company or any subsidiary thereof or any Guarantor shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement, but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Agreement; provided, however, that no covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any past, present or future member, officer, employee or agent of the Issuer in his individual capacity so long as he acts in good faith, and no such member, officer, employee or agent shall be subject to any liability under this Agreement or with respect to any other action taken by him provided that he does not act in bad faith.

Section 11.12Waivers

.  The Company hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Project and for any counterclaim therein and (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.

Section 11.13Statements Required in Certificate or Opinion

.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Agreement including each Officer’s Certificate and Opinion of Counsel must include:

(1)a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

IN WITNESS WHEREOF, the parties hereto, in consideration of the mutual covenants set forth herein and intending to be legally bound, have caused this Agreement to be executed and delivered as of the date first written above.

[SEAL]	NEZ PERCE COUNTY, IDAHO

Attest: /s/ Patty Weeks	By: /s/ Doug Zenner
Patty Weeks-Clerk	Doug Zenner
Chairman, Board of County Commissioners

POTLATCH CORPORATION

By: /s/ Jerald W. Richards
Jerald W. Richards
Vice-President and Chief Financial Officer

POTLATCH FOREST HOLDINGS, INC.
POTLATCH LAKE STATES TIMBERLANDS, LLC
POTLATCH LAND & LUMBER, LLC
POTLATCH MINNESOTA TIMBERLANDS, LLC
POTLATCH TIMBERLANDS, LLC
By: /s/ Jerald W. Richards
Jerald W. Richards
Vice-President and Chief Financial Officer